Exhibit 10.12

OKLO INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Oklo Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries unless such member is determined by the Board to not be eligible to receive compensation under this Program (each, an “Eligible Director”) unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective on May 9, 2024 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion.  No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.Cash Compensation.

a.Annual Retainers.  Each Eligible Director shall be eligible to receive an annual cash retainer of $70,000 for service on the Board.

b.Additional Annual Retainers.  An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i)Audit Committee Chair.  An Eligible Director serving as Chair of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service.

(ii)Compensation Committee Chair.  An Eligible Director serving as Chair of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service.

(ii)Nominating and Corporate Governance Committee Chair.  An Eligible Director serving as Chair of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $15,000 for such service.

c.Payment of Retainers.  The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter.  In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2.Equity Compensation.

a.General.  Eligible Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2024 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.2024 Award.  An Eligible Director who is serving on the Board as of the Effective Date shall be granted a Restricted Stock Unit award with a value of $150,000 (the “2024 Award”).  Each 2024 Award automatically shall be granted upon effectiveness of the Form S-8 with respect to the Company’s common stock issuable under the Equity Plan (the “Form S-8 Effective Date”).   Each 2024 Award shall vest in full on the one-year anniversary of the Effective Date, subject to such Eligible Director’s continued service through the vesting date.

c.Annual Awards.  An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2025 automatically shall be granted a Restricted Stock Unit award with a value of $125,000 (an “Annual Award” and together with the 2024 Awards, the “Awards”) on the date of such Annual Meeting. Each Annual Award shall vest in full on the one-year anniversary of the applicable grant date, subject to continued service through the applicable vesting date.

d.Provisions Applicable to Awards.  With respect to any Director Award granted under this Program:

(i)The number of Restricted Stock Units subject to an Award shall be determined by dividing the value of the Award by the average closing price of the Company’s Common Stock over the 20 consecutive trading days ending on (and including) the last trading day immediately preceding the applicable grant date.

(ii)Notwithstanding anything to the contrary contained herein, an Eligible Director’s Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding at such time, if the Eligible Director will not become, as of immediately following such Change in Control, a member of the Board or the board of directors of the ultimate parent of the Company.

3.Compensation Limits.  Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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